Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 3, 2016, is entered into between Gary G. Keller and Kim L. Keller, each with an address at 703 Center Street, Garden City, KS 67846, as joint owners of the Company Shares as hereinafter defined (the “Sellers”), Aircraft Services, Inc., a Kansas corporation (the “Company”), and FBO Air-Garden City, Inc., d/b/a Saker Aviation Services, a Kansas corporation (“Buyer”). Seller and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Sellers jointly own 100 shares of common stock of the Company (the “Company Shares”), which constitute all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Company is in the business of providing aircraft maintenance services (the “Business”); and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Sellers propose to sell to Buyer, and Buyer proposes to purchase from Sellers, all of the Company Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1.       Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to as follows:

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Contract” means any contract or agreement (in each case, whether written or oral).

“Environmental Laws” means all federal, state or local or foreign Laws relating to protection of the environment, health and safety, including pollution control, product registration and/or Hazardous Materials.

“Governmental Body” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court tribunal or administrative hearing body.

“Hazardous Materials” means any substance, waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, which is regulated under any Environmental Law.

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“Knowledge” with respect to the Company means the actual or constructive knowledge of Gary G. Keller or Kim Keller, after due inquiry.

“Leased Real Property” means that parcel of real property of which the Company is the lessee (together with all fixtures and improvements thereon) located at 2145 South Air Service Road, #1, Garden City, KS 67846.

“Laws” means all statutes, rules, codes, regulations, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writ, awards and decrees of, or issued by, any federal, state, local, foreign or other administrative body.

“Liability” means any liability, debt, obligation of the Company, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), qualifications, certificates, approvals, exemptions, classifications, registrations and other similar documents issued by any Governmental Body.

“Liens” means any mortgages, pledges, security interests, encumbrances, claims, liens or charges of the Company of any kind.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or Governmental Body.

“Real Property Lease” means the Lease Agreement between the Company and the City of Garden City, Kansas, originally dated January 1, 2008 and including any amendments thereto.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Taxing Authority” means any Governmental Body, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

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“Transaction Documents” means this Agreement and any other agreement contemplated by this Agreement to which Buyer, the Company or either Seller is a party.

Article II
PURCHASE AND SALE OF STOCK

2.1.       Stock Purchase. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Company Shares, free and clear of all Liens.

2.2.       Purchase Price. The aggregate purchase price for the Company Shares shall be $300,000 (the “Purchase Price”). The Buyer shall pay the Purchase Price to Sellers as follows: (a) $150,000 shall be paid to Sellers on the Closing Date (the “Closing Cash Consideration”) and will be delivered by check; (b) $75,000 shall be paid to Sellers on the date that is twelve (12) months after the Closing Date (the “First Anniversary Payment”) and will be delivered by check; and (c) $75,000 shall be paid to Sellers on the date that is twenty four (24) months after the Closing Date (the “Second Anniversary Payment” and together with the First Anniversary Payment, the “Installment Payments”) and will be delivered by check. In addition, the parties acknowledge and agree that the Company’s (i) 2014 Dodge Ram standard cab pickup, (ii) cash, (iii) accounts receivable, and (iv) accounts payable as of September 30, 2016 shall each, as of the Closing, be the property, liability and responsibility of the Sellers.

2.3.       Right of Set-off. Buyer shall have the right to withhold and set-off against any amount otherwise due to be paid in respect of the Installment Payments the amount of any Losses or other amounts that Sellers are responsible for or which are subject to a claim for indemnification by any Buyer Party pursuant to Article VIII of this Agreement; provided, that a Final Resolution with respect to such claim for Losses has occurred. As used in this Agreement, a “Final Resolution” with respect to a claim for indemnification pursuant to Article VIII of this Agreement shall mean (i) any final decision, judgment or award rendered by a Governmental Body of competent jurisdiction with respect to such claim, or a consummated settlement with respect to such claim, or (ii) any written agreement duly executed by the Buyer Parties and the Sellers with respect to an indemnifiable claim hereunder. It shall be in Buyer’s sole discretion whether to withhold and set-off any such Losses against the Installment Payments, and such right of set-off shall not prejudice or otherwise limit Buyer’s other rights and remedies under this Agreement or otherwise, including pursuant to Article VIII.

Article III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

As a material inducement to Buyer to enter into this Agreement, Sellers and the Company hereby jointly and severally represent and warrant to Buyer as follows:

3.1.       Organization. The Company is a corporation duly formed and validly existing under the laws of the jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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3.2.       Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved this Agreement and all other Transaction Documents to which the Company is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

3.3.       Capital Stock. The Company Shares owned by Sellers constitute 100% of the outstanding capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by Sellers. Except for this Agreement, there are no outstanding or authorized options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of the capital stock of the Company or any rights or interests exercisable therefor.

3.4.       Real Property. The Company does not own any interest in real property. The Real Property Lease constitutes the sole lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) of Leased Real Property binding on the Company. The Leased Real property comprises all of the real property used in the Business. The Real Property Lease has not been assigned or sublet or amended, modified or supplemented in any way. The Company is the sole owner of a valid leasehold interest in the Leased Real Property free and clear of all Liens. The Real Property Lease is in full force and effect with respect to the Company and, to the Knowledge of the Company, each counterparty to the Real Property Lease. The improvements and fixtures on the Leased Real Property are free of material defect, in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. To the Knowledge of the Company, no buildings and improvements owned or utilized by the Company is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvement.

3.5.       Title to Assets. The Company has good and marketable title to all of its property and assets, free and clear of all Liens. All equipment and other items of tangible personal property and assets of the Company (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the ordinary course of business and (iii) conform to all Laws applicable thereto.

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3.6.       Inventory. All inventory of the Company, whether or not reflected in the Financial Information, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

3.7.       Services. The Company does not have any liability for replacement of any services or other damages in connection therewith or any other customer or service obligations not reserved against in the Financial Information, except as disclosed on Schedule 3.10. The Company does not have any liability arising out of any injury to individuals or property as a result of services provided by the Company, except as disclosed on Schedule 3.10. The Company does not make any express warranty or guaranty as to services provided by the Company (a “Warranty”), and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any Warranty.

3.8.       Financial Statements. The Company has delivered to Buyer balance sheets as of December 31, 2015 and 2014, and May 31, 2016; and statements of income for the twelve months ending December 31, 2015 and 2014, and five months ended May 31, 2016 (the “Financial Information”). The Company’s Financial Information presents fairly, in all material respects, the financial position, results of operations and changes in financial position of the Business at the dates or for the periods set forth therein, as the case may be. The “actual results” set forth in that certain Letter of Intent by and among Buyer, the Company and Sellers, dated June 6, 2016, are accurate in all respects.

3.9.       Absence of Undisclosed Liabilities. The Company does not have any Liability arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts exist at or prior to the Closing, including any Taxes with respect to or based upon transactions or events occurring on or before the Closing, except for Liabilities reflected in the Financial Information and those disclosed on Schedule 3.10.

3.10.       Legal Proceedings. Schedule 3.10 sets forth a correct and complete list of all pending or known threatened actions, suits, proceedings, orders, judgments, decrees or investigations (“Proceedings”) on Company. Other than as disclosed on Schedule 3.10, there are no Proceedings pending, or, to the Company’s Knowledge, threatened on Company at law or in equity, or before or by any Governmental Body and there is no basis for any of the foregoing. The Company is not a subject to any outstanding order, judgment or decree issued by any Governmental Body or any arbitrator.

3.11.       Compliance with Laws. The Company has complied with and is in compliance with all applicable Laws of all Governmental Bodies which are applicable to the Business, business practices (including, but not limited to, the Company’s production, marketing, sales and distribution of its products and services and laws related labor and employment) or the Leased Real Property and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such Laws, and the Company has not received notice of any such violations.

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3.12.       Company Contracts. Schedule 3.12 sets forth a correct and complete list of all Contracts which are material to the Business (including, without limitation, (i) any Contracts relating to the lease of real and personal property, (ii) any Contracts for capital expenditure or the acquisition of assets, (iii) Contracts related to the cleanup or other actions in connection any Hazardous Materials or remediation of environmental condition or the performance of any environmental audit, (iv) all Contracts with customers of the Business, and (v) all Contracts with suppliers of the Business) (collectively, the “Material Contracts”). There is no existing default or breach of the Company under any Material Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of the Company, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Material Contract.

3.13.       Taxes. (a) The Company has timely filed all Tax Returns which are required to be filed on or before the Closing Date (taking into account any extension of time with which to file) and all such Tax Returns are true, complete and accurate in all respects, (b) all Taxes due and payable by the Company, whether or not shown on a Tax Return, have been paid by the Company or Sellers on or before the Closing Date and all Taxes which would be required to be accrued in accordance with United States generally accepted accounting principles but are not yet due are shown on Financial Information are set forth on Schedule 3.13 and no Taxes are delinquent, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority against the Company and the Company does not reasonably expect that any such assertion or assessment of Tax liability will be made and the Company does not have any outstanding claims for any Tax refunds, (d) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to the Company regarding Taxes, and (e) the Company currently is not the beneficiary of any extension of time within which to file any Tax Return and the Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority.

3.14.       Insurance. Schedule 3.14 sets forth a list of all policies of insurance maintained (currently maintained or held within the last 5 years), owned or held by or on behalf of the Company (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. Such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, and the Insurance Contracts will continue in effect after the Closing Date. The Company has not received written notice that (a) it has breached or defaulted under any of such Insurance Contracts, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts. The Company is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has the Company failed to give any notice of any material claim under such Insurance Contract in due and timely fashion nor has the Company been denied or turned down for insurance coverage.

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3.15.       Environmental Health & Safety Matters. The Company is and has been in full compliance with, all Environmental Laws, and the Company is and has been in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables pursuant to any and all Environmental Laws, and/or any notice or demand letters issued thereunder; (b) the Company has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years; (c) no real property owned, leased or otherwise utilized by the Company (including the Leased Real Property), improvement or equipment of the Company, to the Company’s Knowledge, contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers; and (d) the Company has not imported, manufactured, stored, managed, used, operated, transported, treated, disposed of and/or otherwise handled any Hazardous Material other than in compliance with all Environmental Laws.

3.16.       Intellectual Property. The Company has no Knowledge of, and has not received written notice of or any other overt threat from any third party, that the operation of the Company as it is currently conducted and as proposed to be conducted, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

3.17.       Licenses. The Company owns or possesses all Licenses that are necessary to enable it to carry on its operations as presently conducted. All such Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Body. The Company has taken all necessary action to maintain each License.

3.18.       Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, or any representative of the Company.

3.19.       No Violations; No Consents. There are no Proceedings pending or to the Knowledge of the Company, threatened against, relating to or involving the Company seeking to enjoin or prevent the Company from consummating the transactions contemplated by this Agreement or the Transaction Documents. The Company has the full right and power to perform this Agreement and the consummation of the transactions contemplated hereby shall not result in the material breach of any term or provision of, or constitute a default or accelerate maturities under, any loan or other agreement, instrument, indenture, mortgage, deed of trust, or other restriction to which the Company, as a party, is bound.

3.20.       Full Disclosure. No representation, warranty, statement, or information contained in this Agreement (including the Schedules hereto) or any other transaction document executed in connection herewith or delivered pursuant hereto or thereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading.

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Article IV
REPRESENTATIONS AND WARRANTIES
CONCERNING EACH SELLER

As a material inducement to Buyer to enter into this Agreement, Sellers jointly and severally represent and warrant to Buyer as follows:

4.1.       Authorization. Each Seller has the requisite legal capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms.

4.2.       Ownership of Equity. Sellers are the sole legal, beneficial, record and equitable owner of the Company Shares, free and clear of all Encumbrances. Sellers hold of record and own beneficially free and clear of any Liens, restrictions on transfer (other than any restrictions under applicable securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights, the Company Shares. At the Closing, Sellers will transfer to Buyer good and marketable title to such Company Shares, in each case free and clear of any Liens, restrictions on transfer (other than any restrictions under applicable securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights.

4.3.       Legal Proceedings; Conflicts. There are no Proceedings pending or to the Knowledge of Sellers, threatened against, relating to or involving such Seller seeking to enjoin or prevent such Seller from consummating the transactions contemplated by this Agreement or the Transaction Documents. Seller have the full right and power to perform this Agreement and the consummation of the transactions contemplated hereby shall not result in the material breach of any term or provision of, or constitute a default or accelerate maturities under, any loan or other agreement, instrument, indenture, mortgage, deed of trust, or other restriction to which Sellers, as a party, are bound.

4.4.       Amounts Owed to Sellers. The Company does not (a) owe nor is it obligated to pay such Seller or any of their respective affiliates any amount, (b) guarantee any obligation of such Seller or any of their respective affiliates, contractually or otherwise or (c) have any liability, joint or several, with such Seller or any of their respective affiliates, for obligations to a third party.

Article V
REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

As a material inducement to Sellers to enter into this Agreement, Buyer represents and warrants to Sellers as follows:

5.1.       Legal Proceedings; Conflicts. There are no Proceedings pending or to the knowledge of Buyer, threatened against, relating to or involving Buyer seeking to enjoin or prevent Byer from consummating the transactions contemplated by this Agreement or the Transaction Documents. Buyer has the full right and power to perform this Agreement and the consummation of the transactions contemplated hereby shall not result in the material breach of any term or provision of, or constitute a default or accelerate maturities under, any loan or other agreement, instrument, indenture, mortgage, deed of trust, or other restriction to which Buyer, as a party, is bound.

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5.2.       Organization and Good Standing. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Kansas, and has full corporate power and authority to conduct its business as such business is now being conducted.

5.3.       Validity of Agreement. The Agreement and the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Buyer, and this Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby, or the performance or compliance by Buyer with any of the terms, provisions or conditions hereof.

Article VI
ADDITIONAL AGREEMENTS

6.1.       Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a)       Tax Indemnification. Sellers shall indemnify Buyer and hold it harmless from and against any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), except Taxes incurred solely by reason of any transaction undertaken by Buyer or the Company after the Closing Date or any election made by the Buyer or the Company without the consent of the Sellers, unless such transaction or election is specifically contemplated by the Agreement. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.1(a) within fifteen (15) business days after payment of such Taxes by Buyer or the Company.

(b)       Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)       Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. Buyer shall take no position on any such Tax Returns inconsistent with past custom and practice of the Company that could result in the Sellers being required to make a payment pursuant to Section 6.1(a), unless required to do so in compliance with applicable law. Prior to filing the Tax Return, Buyer will submit a copy of such Tax Return to Sellers for Sellers’ review and comment as to the conformity with the requirements of this Agreement, and Buyer shall include such comments in the Tax Returns as are reasonably requested by Sellers.

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(d)       Audits. Sellers shall not settle any audit of a Company income Tax Return to the extent that such return could adversely affect the Company after the Closing Date without the consent of Buyer, which consent cannot be unreasonably withheld.

(e)       Cooperation on Tax Matters. The Company, Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.1(e) and any audit, litigation or other proceeding with respect to Taxes. Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and any subsidiary relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority (if any), and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Sellers shall allow the Buyer to take possession of such books and records. Buyer and Sellers agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)       Certain Taxes. Sellers shall bear all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement. Such Taxes shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

6.2.       Non-Competition, Non-Solicitation and Confidentiality.

(a)       Non-Competition. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), neither Seller shall engage in, or be connected with any business, business operation, or activity (whether as an owner, partner, shareholder, member, joint venturer, operator, promoter, manager, employee, officer, director, consultant, advisor, independent contractor, agent, representative or otherwise), directly or indirectly, which consists in whole or in part of the Business within fifty (50) miles of 2145 S. Air Services Road, Garden City, Kansas 67846. Sellers expressly acknowledge and agree that each and every restriction imposed by this Section 6.2 is reasonable with respect to subject matter, time period and geographical area.

(b)       Confidentiality. Sellers shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession or under their control. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Sellers shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2(b).

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Article VII
CLOSING

7.1.       Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place and on such date as may be mutually agreeable to Buyer and Sellers. The date and time of the Closing are herein referred to as the “Closing Date.”

7.2.       Closing Deliveries of Company and Sellers. At the Closing, Sellers shall deliver, or causing to be delivered, to Buyer the following: (a) certificates representing the Company Shares owned by Sellers, duly endorsed for transfer or accompanied by duly executed stock powers; (b) a post-Closing employment agreement executed by the Company and Gary Keller; and (c) such other documents or instruments as Buyer may reasonably request to effectuate the transactions contemplated hereby.

7.3.       Buyer Deliverables at Closing. At the Closing, Buyer shall deliver, or causing to be delivered, to Sellers the following: (a) the Closing Cash Consideration; and (b) a post-Closing employment agreement executed by the Company and Gary Keller.

Article VIII
INDEMNIFICATION AND RELATED MATTERS

8.1.       Sellers’ Indemnity. Sellers shall, jointly and severally, indemnify Buyer and the Company and each of their respective officers, directors, employees, agents, representatives, affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, damage, debt, obligation, deficiency, fine, claim, cause of action, fee, cost or expense of any kind or nature whatsoever, whether or not arising out of third party claims and regardless of when asserted (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) arising from or related to: (i) any misrepresentation or the breach of any representation or warranty made by the Company or any Seller contained in this Agreement, or any Schedule hereto or any certificate delivered by the Company or any Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby, (ii) the breach of any covenant or agreement made by the Company or the any Seller contained in this Agreement or Schedule hereto or any certificate delivered by the Company to Buyer with respect hereto or thereto in connection with the transactions contemplated by this Agreement; (iii) the operations of Company or the ownership, use, occupancy or operation of any asset owned by the Company prior to the Closing Date, including, but not limited to, the employment of any Person, personal injury claims, breach of contract and the failure to comply with any Law and any liabilities or obligations arising under any Environmental Laws; or (iv) any Taxes relating to the transfer of the Company’s 2014 Dodge Ram standard cab pickup from the Company to Sellers, whether assessed prior to, on or after the Closing Date.

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8.2.       Buyer’s Indemnity. Buyer shall indemnify Sellers and their successors and assigns, and hold each of them harmless from and against and pay on behalf of or reimburse Sellers in respect of any Losses arising from or related to: (i) any misrepresentation or the breach of any representation or warranty made by Buyer contained in this Agreement; (ii) the breach of any covenant or agreement made by Buyer contained in this Agreement; or (iii) the operations of Company or the ownership, use, occupancy or operation of any asset owned by the Company on and after the Closing Date, including, but not limited to, the employment of any Person, personal injury claims, breach of contract and the failure to comply with any Law and any liabilities or obligations arising under any Environmental Laws.

8.3.       Notice and Defense of Indemnity Claims. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. If any Indemnified Party receives notice of the assertion or commencement of any action or claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party notice thereof. Such notice shall set forth in reasonable detail the nature of such action or claim, and include copies of any written complaint, summons, correspondence or other communication from the party asserting the claim or initiating the action.

As to any Third Party Claim, the Indemnifying Party shall, subject to the limitations below, be entitled assume and thereafter control the defense of such Indemnity Claim. Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be materially detrimental to or injure the Indemnified Party’s reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnified Party shall be entitled, together with the Indemnifying Party, to participate in the defense, compromise or settlement of any such matter through the Indemnifying Party’s own attorneys and at its own expense. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matters and the parties hereto agree to render each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense thereof. An Indemnifying Party shall not make any settlement of any claims, other than claims strictly for monetary damages as to which the Indemnifying Party agrees to be responsible and which expressly unconditionally release the Indemnified Party from all liabilities with respect to such claim, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed to be unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

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8.4.       Payment. After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or Buyer and Sellers shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, Buyer shall forward to Sellers notice of any sums due and owing by the Sellers pursuant to this Agreement with respect to such matter and Sellers shall pay all of such remaining sums so due and owing to Buyers by wire transfer of immediately available funds within ten (10) business days after the date of such notice; provided, however, that Buyer may, in its sole and absolute discretion, elect to set-off any such amounts in accordance with Section 2.3.

8.5.       Purchase Price Adjustments. Amounts paid to or on behalf of Buyer Parties as indemnification shall be treated as adjustments to the Purchase Price.

8.6.       Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

8.7.       Cumulative Remedies. The rights and remedies provided in this are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Article IX
MISCELLANEOUS

9.1.       Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to Sellers:	with a copy to: (which shall not constitute notice to Sellers)
Gary & Kim Keller 703 Center Garden City, KS 67846	Charles F. Moser Moser Law Office, P.A. 113 W. Greeley Ave. Tribune, KS 67879 Facsimile: (620) 376-2325
Notices to Buyer or, following the Closing, the Company:	with copies to: (which shall not constitute notice to Buyer or, following the Closing, the Company)
Saker Aviation Services, Inc. 20 South Street New York, NY 10004 Attn: Ronald J. Ricciardi, President Facsimile: (570) 300-2233 E-mail: RRicciardi@SakerAviation.com	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attn: Daniel R. Kinel, Esq. Facsimile: (585) 232-2152 E-mail: dkinel@hselaw.com

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9.2.       Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

9.3.       Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that Buyer shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more affiliates of Buyer. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

9.4.       Amendment; Waiver. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

9.5.       Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Kansas without giving effect to any choice or conflict of law provision or rule. Each Party hereby irrevocably consents and agrees that any dispute relating to this Agreement or any related document shall be brought only to the exclusive jurisdiction of the courts of the State of Kansas or the federal courts located in the State of Kansas, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

9.6.       Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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9.7.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

9.8.       Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

9.9.       Integration; Entire Agreement. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

9.10.       Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof, including, but not limited to, the transfer of the 2014 Dodge Ram standard cab pickup as provided for in Section 2.2 herein. Within a reasonable time after the Closing, Buyer shall file all necessary documents with the Kansas Secretary of State to change the registered agent and registered address of the Company so that no Seller or Sellers’ agent will be listed as the Company’s registered agent and no address of a Seller or Sellers’ agent will be listed as the Company’s registered address.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

FBO AIR-GARDEN CITY, INC., D/B/A SAKER AVIATION SERVICES

By:	/s/ Ronald J. Ricciardi
Name:	Ronald J. Ricciardi
Title:	President

COMPANY:

AIRCRAFT SERVICES, INC.

By:	/s/ Gary G. Keller
Name:	Gary G. Keller
Title:	President

SELLERS:

GARY G. KELLER

/s/ Gary G. Keller

KIM KELLER

/s/ Kim Keller

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT